Exhibit 4.6


                 NTL INCORPORATED 2006 STOCK INCENTIVE PLAN

1.   Purpose; Construction.

     This NTL Incorporated 2006 Stock Incentive Plan (the "Plan") is intended to encourage stock ownership by employees, directors and independent contractors of NTL Incorporated (the "Corporation") and its divisions and subsidiary and parent corporations and other affiliates, so that they may acquire or increase their proprietary interest in the Corporation, and to encourage such employees, directors and independent contractors to remain in the employ or service of the Corporation or its affiliates and to put forth maximum efforts for the success of the business. To accomplish such purposes, the Plan provides that the Corporation may grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units and Share Awards (each as hereinafter defined).

2.   Definitions.

     As used in this Plan, the following words and phrases shall have the meanings indicated:

     (a) An "Acceleration Event" shall be deemed to have occurred if the event set forth in any one of the following paragraphs in this Section 2(a) shall have occurred:

          (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing 30% or more of the combined voting power of the Corporation's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of Paragraph
     (3) below; or

          (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date the Plan is adopted by the Board, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (3) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing 30% or more of the combined voting power of the Corporation's then outstanding securities; or

          (4) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Corporation immediately prior to such sale.

     Notwithstanding the foregoing, an "Acceleration Event" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

     (b) "Affiliate" shall have the meaning set forth in Rule 12b-2 under
Section 12 of the Exchange Act.

     (c) "Affiliated Entity" shall have the meaning set forth in Section 4 hereof.

     (d) "Agreement" shall mean a written or electronic agreement between the Corporation and a Participant evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

     (e) "Award" shall mean a grant of Restricted Stock, a Restricted Stock Unit, a Share Award or any or all of them.

     (f) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

     (g) "Board" shall mean the Board of Directors of the Corporation.

     (h) "Cause" shall mean as follows: (a) in the case of a Participant whose employment with the Corporation or a Subsidiary Corporation is subject to the terms of an employment agreement which includes a definition of "Cause", the term "Cause" as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect, and (b) in all other cases, the term "Cause" as used in this Plan or any Agreement shall mean
(i) an intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Corporation or any of its Subsidiary Corporations which transaction is adverse to the interests of the Corporation or any of its Subsidiary Corporations and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

     (i) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any reference to the Code shall include all treasury regulations promulgated thereunder.

     (j) "Committee" shall have the meaning set forth in Section 3 hereof.

     (k) "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

     (l) "Disability" shall mean as follows: (1) in the case of a Participant whose employment with the Corporation or a Subsidiary Corporation is subject to the terms of an employment agreement which includes a definition of "Disability", the term "Disability" as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect, and (2) in all other cases, the term "Disability" as used in this Plan or any Agreement shall have the same meaning as the term "Disability" as used in the Corporation's long-term disability plan, or, if the Corporation has no long-term disability plan, shall mean a Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months; provided, however, that when used in connection with the exercise of an Incentive Stock Option following termination of employment, the term "Disability" as used in this Plan or any Agreement shall mean a disability within the meaning of Section 22(e)(3) of the Code.

     (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     (n) "Fair Market Value" per Share as of a particular date shall mean
(i) if the Shares are then traded in a stock exchange, on an over-the-counter market, or otherwise, the closing price for the Shares in such market on such date or the immediately preceding date or, if there were no such sales on the particular date, but there were such sales of Common Stock on dates within a reasonable period both before and after the particular date, the weighted average of the closing sale prices on the nearest date before and nearest date after the particular date, (ii) if the provisions of (i) of this subsection (n) are inapplicable because actual sales are not available during a reasonable period beginning before and ending after the particular date, the average between the bona fide bid and asked prices on the particular date, or if none, the weighted average of the means between the bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the particular date, if both such nearest dates are within a reasonable period, (iii) if the provisions of (i) and (ii) of this subsection (n) are inapplicable because no actual sale prices or bona fide bid and asked prices are available on a date within a reasonable period before the particular date, but such prices are available on a date within a reasonable period after the valuation date, or vice versa, then the average between the highest and lowest available sales prices or bid and asked prices, or (iv) if the Committee believes the value of the Common Stock determined under (i), (ii) or (iii) of this subsection
(n) does not reflect the fair market value on the particular date, such value as the Committee in its discretion may determine.

     (o) "Incentive Stock Option" shall mean an Option that is an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision, and that is designated in the applicable Agreement as an Incentive Stock Option.

     (p) "Nonqualified Stock Option" shall mean any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.

     (q) "Option" shall mean an option to purchase Shares.

     (r) "Parent Corporation" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an Option or Award, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (s) "Participant" shall mean a person to whom an Award or Option has been granted under the Plan.

     (t) The terms "Performance Award," "Performance Cycle," "Performance Objectives," and "Covered Employee" shall have the meanings set forth in
Section 10 hereof.

     (u) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

     (v) "Restricted Stock" shall mean Shares issued or transferred to an Eligible Individual (as defined in Section 4) pursuant to Section 7.

     (w) "Restricted Stock Unit" shall mean rights granted to an Eligible Individual (as defined in Section 4) pursuant to Section 7 representing a number of hypothetical Shares.

     (x) "Rule 16b-3" shall mean Rule 16b-3 promulgated under Section 16 of the Exchange Act (or any other comparable provisions in effect at the time or times in question).

     (y) "Share Award" shall mean an Award of Shares granted pursuant to
Section 8.

     (z) "Shares" shall mean shares of Common Stock and any other securities into which such shares are changed or for which such shares are exchanged.

     (aa) "Subsidiary Corporation" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an Option or Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.   Administration.

     The Plan shall be administered by the Compensation Committee of the Board (the "Compensation Committee") or such other committee appointed either by the Board or by the Compensation Committee (the committee that administers the Plan, the "Committee"); provided, however, to the extent determined necessary to satisfy the requirements for exemption from Section 16(b) of the Exchange Act with respect to the acquisition or disposition of securities hereunder or the requirements for exemption from Section 162(m) of the Code, action by the Committee shall be by a subcommittee of a committee of the Board composed solely of two or more "non-employee directors" within the meaning of Rule 16b-3 and "outside directors" as defined in Section 162(m) of the Code, appointed by the Board or by the Committee. Notwithstanding anything in the Plan to the contrary, to the extent determined to be necessary to satisfy an exemption under Rule 16b-3 with respect to a grant hereunder (and, as applicable, with respect to the disposition to the Corporation of a security hereunder), or as otherwise determined advisable by the Committee, the terms of such grant and disposition under the Plan shall be subject to the approval of the Board. Any approval of the Board, as provided in the preceding sentence, shall not otherwise limit or restrict the authority of the Committee to make grants under the Plan. Notwithstanding the foregoing, the mere fact that a member of the Committee shall fail to qualify as a "non-employee director" within the meaning of Rule 16b-3 or as an "outside director" as defined in Section 162(m) of the Code shall not invalidate any Option or Award granted by the Committee, which Option or Award is otherwise validly made under the Plan. The Committee shall have the authority and discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (1) grant Options and Awards; (2) interpret and administer the Plan,
(3) resolve any ambiguity, reconcile any inconsistency, correct any default or deficiency and/or supply any omission in the Plan or any instrument or agreement relating thereto, (4) determine the purchase price of the Shares covered by each Option (the "Option Price"); (5) determine the type or types of Options and Awards to be granted; (6) determine the persons to whom, and the time or times at which, Options and Awards shall be granted;
(7) determine the number of Shares to be covered by each Option and Award;
(8) prescribe, amend and rescind rules and regulations relating to the Plan; (9) determine the terms and provisions of the Agreements (which need not be identical) entered into in connection with Options and Awards granted under the Plan; and (10) make all other determinations deemed necessary or advisable for the administration of the Plan. In certain circumstances, the powers of the Committee under the Plan may be exercised by the "independent directors" of the Board within the meaning of NASDAQ Rule 4200(a)(15). The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Option or Award or any documents evidencing any and all Options and Awards shall be within the sole discretion of the Committee, may be made at any time pursuant to the Plan and shall be final, conclusive, and binding upon all parties, including, without limitation, the Corporation, any Affiliate, any Participant, any holder or beneficiary of any Options and Awards, and any shareholder of the Corporation. The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more members of the Committee and substitute others. One member of the Committee may be selected by the Board as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at any meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option or Award granted hereunder.

4.   Eligibility.

     Options and Awards may be granted (i) to employees (including, without limitation, (x) officers and directors who are employees and (y) any individual to whom a formal written offer of employment has been extended) and directors (who are not employees) of the Corporation, including its present or future divisions, and Subsidiary Corporations and Parent Corporations; (ii) to employees of an affiliated entity of the Corporation (an "Affiliated Entity") which is designated by the Board to participate in the Plan; and (iii) to independent contractors of the Corporation, including its present or future divisions, Subsidiary Corporations, Parent Corporations or Affiliated Entities ((i), (ii) and (iii) collectively, "Eligible Individuals"). In determining the persons to whom Options and Awards shall be granted and the number of Shares to be covered by each Option and Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Corporation and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A Participant shall be eligible to receive more than one grant of an Option or Award during the term of the Plan, but only on the terms and subject to the restrictions hereinafter set forth.

5.   Stock.

     Shares shall be subject to Options and Awards hereunder. Such Shares may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or that may be reacquired by the Corporation. The aggregate number of Shares as to which Options and Awards may be granted from time to time under the Plan shall not exceed 29,000,000, all of which may be subject to Incentive Stock Options. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 6(j) and Section 9 hereof. The aggregate number of Shares with respect to which Options and Awards may be granted to any individual Participant during the Corporation's fiscal year shall not exceed 4,000,000. In the event that any portion of an outstanding Option or Award under the Plan for any reason expires or is canceled, surrendered, exchanged, settled in cash or otherwise terminated without having been exercised or settled for the full number of Shares subject thereto, the Shares allocable to such portion (including, if applicable, all shares subject to the Option or Award) shall (unless the Plan shall have been terminated) become available for subsequent grants of Options and Awards under the Plan. In addition, if any Option is exercised by tendering Shares, either actually or by attestation, to the Corporation as full or partial payment of the exercise price, the maximum number of Shares available under the Plan shall be increased by the number of Shares so tendered.

6.   Terms and Conditions of Options.

     Each Option granted pursuant to the Plan shall be evidenced by an Agreement, which shall comply with and be subject to the following terms and conditions:

     (a) Number of Shares. Each Agreement evidencing the grant of an Option shall state the number of Shares to which the Option relates.

     (b) Type of Option. Each Agreement evidencing the grant of an Option shall specifically identify the Option as either an Incentive Stock Option or a Nonqualified Stock Option.

     (c) Option Price. Each Agreement evidencing the grant of an Option shall state the Option Price, which shall be determined by the Committee at the time of grant; provided, however, that in the case of an Incentive Stock Option, the Option Price shall in no event be less than the Fair Market Value of a Share at the time of grant. The Option Price shall be subject to adjustment as provided in Sections 6(j) and 9 hereof. An Option shall be considered to be granted on the date designated by the Committee in the resolution authorizing the grant of such Option.

     (d) Medium and Time of Payment. Options may be exercised in whole or in part at any time during the Option period by giving written notice of exercise to the Corporation specifying the number of Shares to be purchased, accompanied by payment of the Option Price. Payment of the Option Price shall be made in such manner as the Committee may provide in the Agreement evidencing the grant of the Option, which may include cash (including cash equivalents, such as by certified or bank check payable to the Corporation), delivery of unrestricted Shares that have been owned by the Participant or, as applicable, a permissible transferee (as provided in Section 6(i)) for at least six months, by means of any cashless exercise procedure approved by the Committee as permitted by law (including the withholding of Shares otherwise issuable upon exercise), any other manner determined by the Committee as permitted by law, or any combination of the foregoing.

     (e) Term and Exercise of Options. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate; provided, further, that such exercise period of a Nonqualified Stock Option shall not exceed eleven (11) years from the date of grant of such option; provided, further, that such exercise period of an Incentive Stock Option shall not exceed ten (10) years from the date of grant of such option. The exercise period shall be subject to earlier termination as provided in Section 6(g) hereof. An Option may be exercised, as to any or all full Shares as to which the Option has become exercisable, by giving written notice of such exercise to the Corporation's Option administrator or to such individual(s) as the Committee may from time to time designate.

     (f) Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Corporation shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. In applying the limitation in the preceding two sentences in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation unless (1) the Option Price of such Incentive Stock Option is at least 110% of the Fair Market Value of a Share at the time such Incentive Stock Option is granted and (2) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

     (g) Termination. Except as provided in this Section 6(g) and in
Section 6(h) hereof or in the Agreement, an Option may not be exercised by the Participant to whom it was granted or by a transferee to whom such Option was transferred (as provided in Section 6(i)) unless the Participant is then in the employ or service of the Corporation or a division or any corporation which was, at the time of grant of such Option, a Subsidiary Corporation or Parent Corporation thereof (or a corporation or a Parent or Subsidiary Corporation of such corporation issuing or assuming the Option in a corporate transaction) or an Affiliated Entity, and unless the Participant has remained continuously so employed or continuously performing such service since the date of grant of the Option. Unless otherwise provided in the Agreement, in the event that the employment or service of a Participant shall terminate (other than by reason of death, Disability or retirement), all Options granted to such Participant or transferred by such Participant (as provided in Section 6(i)) that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised by the Participant or by a transferee within three (3) months after such termination, but not beyond the expiration of the term of the Option; provided, however, that if the employment or service of a Participant shall terminate for Cause, all Options theretofore granted to such Participant or transferred by such Participant (as provided in Section 6(i)) that are exercisable at the time of such termination shall, to the extent not theretofore exercised, terminate. Nothing in the Plan or in any Agreement shall confer upon an individual any right to continue in the employ or service of the Corporation or any of its divisions, Parent Corporations, Subsidiary Corporations or Affiliated Entities or interfere in any way with the right of the Corporation or any such division, Parent Corporation, Subsidiary Corporation or Affiliated Entity to terminate such employment or service. The Committee may, in an Agreement or thereafter, provide for additional periods to exercise Options following a termination of a Participant's employment or change in such Participant's status of employment arising by reason of the sale of a Subsidiary Corporation or a division of the Corporation or a Subsidiary Corporation.

     (h) Death, Disability or Retirement of Participant. Unless otherwise provided in the Agreement, if a Participant shall die while employed by or performing services for the Corporation or a division thereof or any corporation which was, at the time of grant of such Option, a Subsidiary Corporation or Parent Corporation thereof (or a corporation or a Parent or Subsidiary Corporation of such corporation issuing or assuming the Option in a corporate transaction) or an Affiliated Entity, or within three (3) months after the termination of such Participant's employment or service, other than for Cause, or if the Participant's employment or service shall terminate by reason of Disability or retirement (as determined by the Committee in its sole discretion), all Options theretofore granted to such Participant or transferred by such Participant (as provided in Section 6(i)), to the extent otherwise exercisable at the time of death or termination of employment or service, may, unless earlier terminated in accordance with their terms, be exercised by the Participant or by the Participant's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Participant, or by a transferee (as provided in Section 6(i)), at any time within one year after the date of death, Disability or retirement of the Participant, but not beyond the expiration of the term of the Option.

     (i) Nontransferability of Options. Unless otherwise provided in the Agreement and except as provided in this Section 6(i), and in any event in the case of an Incentive Stock Option, no Option granted hereunder shall be transferable by the Participant to whom it was granted, other than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of such Participant only by the Participant or such Participant's guardian or legal representative. To the extent the Agreement so provides, and subject to such conditions as the Committee may prescribe, a Participant may, upon providing written notice to the General Counsel of the Corporation, elect to transfer the Nonqualified Stock Options granted to such Participant pursuant to such agreement, without consideration therefor, to members of his or her "immediate family" (as defined below), to a trust or trusts maintained solely for the benefit of the Participant and/or the members of his or her immediate family, or to a partnership or partnerships whose only partners are the Participant and/or the members of his or her immediate family. Any purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance that does not qualify as a permissible transfer under this Section 6(i) shall be void and unenforceable against the Plan and the Corporation. For purposes of this
Section 6(i), the term "immediate family" shall mean, with respect to a particular Participant, the Participant's spouse, children or grandchildren, and such other persons as may be determined by the Committee. The terms of any such Option and the Plan shall be binding upon a permissible transferee, and the beneficiaries, executors, administrators, heirs and successors of the Participant and, as applicable, a permissible transferee.

     (j) Effect of Certain Changes.

          (1) Effect of Acceleration Event. Unless otherwise provided in an Agreement, if there is an Acceleration Event while unexercised Options remain outstanding under the Plan, then from and after the date of the Acceleration Event (the "Acceleration Date"), all Options that have not expired or terminated in accordance with the Plan or an Agreement shall be exercisable in full, whether or not otherwise exercisable.

          (2) Effect of Certain Other Changes. Unless otherwise provided in an Agreement, in the event of the proposed dissolution or liquidation of the Corporation, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or in the event of a merger or consolidation of the Corporation with another corporation (a "Transaction"), the Committee
     (1) may authorize the redemption of the unexercised portion of an Option for a consideration per share of Common Stock equal to the excess, if any, of (i) the consideration payable per share of Common Stock in connection which such transaction, over (ii) the Option Price (and any Option so redeemed shall terminate upon the making of such payment), (2) may provide that the holder of each Option shall, prior to such action or transaction (but conditioned upon the occurrence thereof), have the right to exercise such Option (at its then Option Price) or (3) may equitably adjust outstanding Options in such other manner as it deems appropriate.

     (k) Rights as a Stockholder. A Participant or a transferee of an Option shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of the issuance of a stock certificate to him for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 9 hereof.

7.    Terms and Conditions of Restricted Stock and Restricted Stock Units.

     (a) Restricted Stock. Each Award of Restricted Stock granted pursuant to the Plan shall be evidenced by an Agreement, which shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreement may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 7(a) and in Section 7(c).

          (1) Rights of Participant. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted, provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Stock shall be deposited together with the stock powers with an escrow agent (which may be the Corporation) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

          (2) Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Participant shall have lapsed in the manner set forth in Section 7(a)(3), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

          (3) Lapse of Restrictions.

               (i) Generally. Subject to the provisions of Section 7(c), restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

               (ii) Effect of Acceleration Event. Unless otherwise determined by the Committee at the time of grant and set forth in the Agreement evidencing the Award of Restricted Stock, if there is an Acceleration Event while Shares of Restricted Stock remain outstanding under the Plan, all of the restrictions on such Shares of Restricted Stock shall lapse.

          (4) Treatment of Dividends. At the time an Award of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Shares by the Corporation shall be
     (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Corporation for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

          (5) Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

     (b) Restricted Stock Unit Awards. Each Award of Restricted Stock Units granted pursuant to the Plan shall be evidenced by an Agreement, which shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 7(b) and in Section 7(c).

          (1) Payment of Awards. Each Restricted Stock Unit shall represent the right of the Participant to receive a number of Shares set forth in an Agreement upon vesting of the Restricted Stock Unit or on any later date specified by the Committee.

          (2) Effect of Acceleration Event. Unless otherwise determined by the Committee at the time of grant and set forth in the Agreement evidencing the Award of Restricted Stock Units, if there is an Acceleration Event while Restricted Stock Units remain outstanding under the Plan, all Restricted Stock Units shall become fully vested.

     (c) Effect of a Termination of Employment. The Agreement evidencing the grant of each Award of Restricted Stock or Restricted Stock Units shall set forth the terms and conditions applicable to such Award upon a termination of employment with, or service as a director of, the Corporation or a division or any Subsidiary Corporation, Parent Corporation or Affiliated Entity, which shall be as the Committee may, in its discretion, determine at the time the Award is granted or thereafter.

     (d) Effect of a Transaction. In the event of a Transaction, the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided for in such agreement, each holder of an Award shall be entitled to receive in respect of each Share subject to any outstanding Awards, as the case may be, payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Awards prior to such Transaction.

8.   Terms and Conditions of Share Awards.

     The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Corporation.

9.   Effect of Certain Changes.

     If there is any change in the number of Shares through the declaration of stock or cash dividends, or recapitalization resulting in stock splits or reverse stock splits, or combinations or exchanges of such Shares, or other corporate actions or transactions affecting the capitalization of the Corporation, the aggregate number of Shares available for Options and Awards, the aggregate number of Options and Awards that may be granted to any person in any calendar year, the number of such Shares covered by outstanding Options and Awards, and the Option Price of outstanding Options shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of issued Shares so as to in the Committee's judgment and sole discretion prevent the diminution or enlargement of the benefits intended by the Plan; provided, however, that any fractional Shares resulting from such adjustment shall be rounded to the nearest whole share. In the event of any other extraordinary corporate transaction, including but not limited to distributions of cash or other property to the Corporation's shareholders, the Committee may equitably adjust outstanding Options and Awards as it deems appropriate.

     The decision whether or not to make adjustments and such adjustments, if any, made by the Committee, shall be final, binding and conclusive.

10.  Compliance with Section 162(m) of the Code.

     (a) Grants of Performance Awards. Unless otherwise set forth in an Agreement, all Options granted under the Plan are intended to constitute Performance Awards. In addition, the Committee may, in its sole discretion, provide in Agreements evidencing other Awards granted to Covered Employees under the Plan that such Awards are intended to constitute Performance Awards; provided, however, that if the Committee determines that a Participant to whom such an Award has been granted has ceased to be a Covered Employee prior to settlement of such Award, such Award shall no longer be a Performance Award and the provisions of this Section 10 shall no longer apply to such Award.

     (b) Enumeration of Performance Objectives. Performance Awards other than Options shall be payable solely on account of the attainment of one or more of the following performance objectives (the "Performance Objectives") during a specified period of time (the "Performance Cycle") as designated by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization),
(ii) net income, (iii) operating income, (iv) earnings per share, (v) book value per share, (vi) return on shareholder's equity, (vii) expense management, (viii) return on investment, (ix) improvement in capital structure, (x) profitability of an identifiable business unit or product,
(xi) maintenance or improvement of product margins, (xii) stock price,
(xiii) market share, (xiv) revenue or sales, (xv) costs, (xvi) cash flow,
(xvii) working capital or capital expenditures, (xviii) return on assets,
(xix) total shareholder return or (xx) any combination of the foregoing. The Committee may, in its discretion, apply Performance Objectives to Options granted under the Plan. Performance Objectives may be in respect of performance of the Company, any of its Subsidiary Corporations, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance or to the performance of one or more other entities or objective indices or benchmarks) and may be expressed in terms of a progression within a specific range.

     (c) Establishment of Performance Objectives. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which 25% of the Performance Cycle has elapsed and (ii) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while satisfaction of the Performance Objectives remains substantially uncertain.

     (d) Determination of Performance. Following the completion of the applicable Performance Cycle and prior to the vesting or settlement of any Performance Award granted to a Participant which is subject to Performance Objectives, the Committee shall certify in writing the extent to which the applicable Performance Objectives have been satisfied. To the extent set forth in the Agreement evidencing a Performance Award, the Committee may, in its sole discretion, reduce the amount of cash paid or number of Shares issued upon settlement of a Performance Award.

     (e) Effect of Certain Events.

          (1) Unless otherwise provided by the Committee at the time the Performance Objectives in respect of a Performance Award are established, performance with respect to a Performance Award shall be automatically adjusted during the applicable Performance Cycle to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions that have been publicly disclosed and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles (to the extent applicable). In addition, at the time of the granting of a Performance Award, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges and tax law changes.

          (2) Notwithstanding any provision of the Plan to the contrary, Performance Awards shall at all times be administered in compliance with Section 162(m) of the Code and the regulations promulgated thereunder. Without limiting the generality of the preceding sentence, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan with respect to Performance Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as Performance Awards (including, without limitation, the discretion to increase the amount of compensation payable upon the attainment of Performance Objectives).

     (f) Definitions. For purposes of this Section 10:

          (1) "Performance Award" means awards the compensation payable with respect to which is intended to consist of "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

          (1) "Covered Employee" means a Participant who the Committee deems is or may become a "covered employee" within the meaning of
     Section 162(m)(3) of the Code and the regulations promulgated thereunder for the year in which the vesting or settlement of a Performance Award may result in remuneration to the Participant that would not be deductible under Section 162(m) of the Code but for the designation of an Option or Award granted hereunder as a Performance Award.

11.  Agreement by Participant Regarding Withholding Taxes.

     The Corporation or any Subsidiary Corporation, Parent Corporation or Affiliated Entity shall withhold from any payment of cash or Shares to a Participant or other person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or shall take any other action as it deems necessary to satisfy any income or other tax withholding requirements in respect of any Option or Award. The Corporation or any Subsidiary Corporation, Parent Corporation or Affiliated Entity shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by the Corporation or any Subsidiary Corporation, Parent Corporation or Affiliated Entity to meet any tax reporting obligation as a condition to exercise or before making any payment pursuant to an Award or Option. With the approval of the Committee, a Participant may, in satisfaction of his or her obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Option or Award, elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Option or Award.

12.  Rights as an Employee.

     Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of the Corporation or affect the right of the Corporation to terminate the employment of any Participant at any time with or without Cause.

13.  Other Provisions.

     The Agreements authorized under the Plan shall contain such other provisions, including, without limitation, the imposition of restrictions upon the exercise of an Option or the transfer of Shares underlying an Option and the inclusion of any condition as the Committee shall deem advisable.

14.  Term of Plan.

     Options and Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board.

15.  Amendment and Termination of the Plan.

     The Committee at any time and from time to time may suspend, terminate, modify or amend the Plan. No suspension, termination, modification or amendment of the Plan may adversely affect any Option or Award previously granted, unless the written consent of the Participant or, as applicable, a permissible transferee (as provided in Section 6(i)) is obtained.

16.  Interpretation.

     The Plan is designed and intended, to the extent applicable, to comply with Rule 16b-3 and all provisions hereof and to satisfy the requirements of Section 162(m) of the Code, Section 409A of the Code and any other applicable law and shall be construed in a manner to so comply. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan in any manner, or take any other action, that it determines, in its reasonable discretion exercised in good faith, is necessary, appropriate or advisable to cause the Plan and Awards granted thereunder to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan

17.  Effect of Headings.

     The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

18.  Regulations and Other Approvals; Governing Law.

     (a) Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to conflicts of laws principles thereof.

     (b) The obligation of the Corporation to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

     (c) The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

     (d) Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

     (e) Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Corporation in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

19.  Effective Date of Plan.

     The effective date of the Plan shall be as determined by the Board, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Corporation present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware within twelve (12) months of the adoption of the Plan by the Board. From and after the date on which such shareholder approval is obtained, no further awards shall be granted under the Amended and Restated NTL 2004 Stock Incentive Plan or the NTL Incorporated 2004 Stock Incentive Plan (formerly the Telewest Global, Inc. 2004 Stock Incentive Plan).